                                                                   EXHIBIT 99.1


Contact:    Gwenetta B. Como
            Director, Investor Relations and Corporate Communications Carolyn M. Felzer
            Senior Director of Finance
            858/455-9800
            info@corvas.com

                      CORVAS REPORTS THIRD QUARTER RESULTS

San Diego, CA, October 23, 2000 -- Corvas International, Inc. (Nasdaq:CVAS) today reported financial results for the third quarter ended September 30, 2000. Operating revenues of $856,000 and operating expenses of $4.3 million resulted in a net loss of $3.1 million, or $.15 per share. In the third quarter of 1999, operating revenues of $1.5 million and operating expenses of $7.0 million resulted in a net loss of $5.4 million, or $.34 per share. The decrease in research and development expenses in the third quarter of 2000 compared with the third quarter of 1999 was primarily due to timing differences in contract manufacturing activities in the respective periods. The decrease in general and administrative expenses was primarily the result of one-time charges of $2.0 million incurred in the third quarter of 1999 related to a settlement agreement entered into with the Vascular Genomics Inc.

For the nine months ended September 30, 2000, operating revenues of $5.3 million and operating expenses of $13.7 million resulted in a net loss of $7.6 million, or $.37 per share. Results for the first nine months of 1999 included operating revenues of $4.8 million, operating expenses of $15.5 million and a net loss of $10.1 million, or $.65 per share.

Cash, cash equivalents and short-term investments at September 30, 2000 were $30.9 million.

Corvas International, Inc. is a biopharmaceutical company engaged in the discovery, development and commercialization of novel therapeutics that address large markets, including cardiovascular disease, stroke and cancer.

This press release, as well as the Company's SEC filings and web site at http://www.corvas.com, contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could vary materially from those described as a result of a number of factors, including those set forth in Corvas' Annual Report on Form 10-K and subsequent SEC filings. In addition, there is the risk that current clinical trials, or any future trials undertaken, whether by us or our collaborators, will not be successful, and that the Company may never successfully develop or commercialize any therapeutics to address cardiovascular disease, stroke or cancer. The Company undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after the date of this press release.

STATEMENT OF OPERATIONS DATA:

                                                  THREE MONTHS ENDED SEPT. 30,       NINE MONTHS ENDED SEPT. 30,
                                                     2000            1999                2000            1999
                                                     ----            ----                ----            ----
                                                          (unaudited)                         (unaudited)
                                                               (in thousands, except per share data)
 Revenues:
      Revenue from collaborative agreements         $      750     $    1,394          $    2,513     $    4,694
      License fees and milestones                            0              0               2,500              0
      Royalties                                             50             86                 117            122
      Research grants                                       56              0                 159              0
                                                  ------------   ------------        ------------   ------------
        Total revenues                                     856          1,480               5,289          4,816
                                                  ------------   ------------        ------------   ------------

 Costs and expenses:
      Research and development                           3,370          4,119              10,891         10,901
      General and administrative                           947          2,929               2,841          4,564
                                                  ------------   ------------        ------------   ------------
        Total costs and expenses                         4,317          7,048              13,732         15,465
                                                  ------------   ------------        ------------   ------------

        Loss from operations                           (3,461)        (5,568)             (8,443)       (10,649)

 Interest income                                           519            190               1,403            585
 Interest expense                                        (190)           (43)               (569)           (43)
                                                  ------------   ------------        ------------   ------------

        Net loss and other comprehensive loss       $  (3,132)     $  (5,421)          $  (7,609)     $ (10,107)
                                                    ==========     ==========          ==========     ==========

        Basic and diluted net loss per share        $   (0.15)     $   (0.34)          $   (0.37)     $   (0.65)
                                                    ==========     ==========          ==========     ==========

        Shares used in calculation of basic and
         diluted net loss per share                     21,221         15,833              20,657         15,371
                                                  ============   ============        ============   ============

BALANCE SHEET DATA:

                                                                  SEPTEMBER 30,         DECEMBER 31,
                                                                       2000                 1999
                                                                       ----                 ----
                                                                   (unaudited)
                                                                            (in thousands)
 Cash, cash equivalents and short-term investments                 $    30,860         $    21,511
 Working capital                                                        28,804              20,278
 Total assets                                                           33,204              23,889
 Long term debt                                                         10,770              10,215
 Accumulated deficit                                                  (98,479)            (90,870)
 Total stockholders' equity                                             19,086              11,275

                                                        ###

                                        2